      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996

                                              REGISTRATION NUMBER 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ENERGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                         04-2515019
       (State or other jurisdiction of                 (I.R.S. Employer Identification No.)
        incorporation or organization)
                                                             BERNARD J. DUROC-DANNER
                                                              ENERGY VENTURES, INC.
         5 POST OAK PARK, SUITE 1760                       5 POST OAK PARK, SUITE 1760
          HOUSTON, TEXAS 77027-3415                         HOUSTON, TEXAS 77027-3415
                (713) 297-8400                                    (713) 297-8400
 (Address, including zip code, and telephone           (Name, address, including zip code,
 number, including area code, of registrant's       and telephone number, including area code,
         principal executive offices)                         of agent for service)

                                   Copies to:

                                 CURTIS W. HUFF
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                     AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED                                     PRICE(1)         REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value.............................      $9,225,063            $3,182
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933 and based upon the average of the high and low sale prices of Common Stock as reported by the New York Stock Exchange on May 8, 1996.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                    SUBJECT TO COMPLETION, DATED MAY 9, 1996
PROSPECTUS

                                 312,714 SHARES

                             ENERGY VENTURES, INC.

                                  COMMON STOCK

                             ---------------------

     This Prospectus has been prepared for use in connection with the proposed sale by certain stockholders (the "Selling Stockholders") of Energy Ventures, Inc., a Delaware corporation (the "Company"), of an aggregate of 312,714 shares (the "Shares") of common stock, $1.00 par value (the "Common Stock"), of the Company. The Shares may be offered and sold by the Selling Stockholders from time to time for a period of 120 days from the date hereof directly or through broker-dealers designated from time to time. The Shares may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares may be sold through a broker-dealer acting as agent or broker for a Selling Stockholder, or to a broker-dealer acting as principal. See "Plan of Distribution".

     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "EVI". On May 8, 1996, the last reported sales price for the Common Stock as reported on the NYSE was $29 1/2 per share.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear certain of the expenses incident to their registration. The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution" and "Selling Stockholders".

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the existence of any exemption from registration or the registration thereof under the securities laws of the states in which such transactions occur.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this Prospectus is May   , 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................   3
THE COMPANY.............................................................................   3
DESCRIPTION OF CAPITAL STOCK............................................................   3
SELLING STOCKHOLDERS....................................................................   5
PLAN OF DISTRIBUTION....................................................................   7
LEGAL MATTERS...........................................................................   7
EXPERTS.................................................................................   7

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995; and

          (b) The Company's Current Report on Form 8-K dated July 13, 1995, as amended by the Current Report on Form 8-K/A dated August 17, 1995, as amended by Amendment No. 2 to the Form 8-K/A dated May 7, 1996.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to the Company at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, Attention:
Secretary (Telephone number: (713) 297-8400).

                                  THE COMPANY

     Energy Ventures, Inc. is an international manufacturer and supplier of oilfield equipment and contract drilling services. The Company operates through two business segments: oilfield equipment and contract drilling. The oilfield equipment segment manufactures high performance tubulars and a complete line of artificial lift equipment as well as completion tools. The Company's contract drilling segment consists primarily of barge rigs used by major and large independent oil and gas companies for the exploration and development of natural gas primarily in the U.S. Gulf Coast area. The Company's tubular products and contract drilling operating divisions provide products and services used primarily for natural gas exploration and production. The artificial lift and completion tool product lines are related to the maturation of oil producing formations.

     The Company was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. The Company's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and its telephone number is 713/297-8400.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). At May 8, 1996, 18,854,897 shares of Common Stock were outstanding. In addition, at May 8, 1996, there were 1,685,000 shares of Common Stock reserved for issuance pursuant to the Company's 1981 Employee Stock Option Plan, 1992 Employee Stock Option Plan, Non-Employee Director Stock Option Plan and restricted stock plan for foreign key employees, of which 684,000 shares of Common Stock were reserved for issuance upon exercise of outstanding options. At May 8, 1996, there were no shares of Preferred Stock issued or outstanding. The holders of shares of Common Stock are not liable to further calls or assessments by the Company. The description below is a summary of and is qualified in its entirety by the provisions of the Company's Restated Certificate of Incorporation as currently in effect.

     Subject to the rights of the holders of any outstanding shares of Preferred Stock and those rights provided by law, (i) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Company legally available for the payment of dividends and may be payable in cash, stock or otherwise, (ii) the holders of the Company stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote, and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company will be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of Preferred Stock.

     Although the holders of the Common Stock are generally entitled to vote for the approval of amendments to the Company's Restated Certificate of Incorporation, the voting rights of the holders of the Common Stock are limited with respect to certain amendments to the Company's Restated Certificate of Incorporation that affect only the holders of the Preferred Stock. Specifically, subject to the rights of any outstanding shares of any series of Preferred Stock, the Company's Restated Certificate of Incorporation provides that it may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors as to such matters.

     Holders of the Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of the Company. Holders of the Common Stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future. The Company is currently subject to certain prohibitions on the declaration and payment of cash dividends on the Common Stock under the terms of the Company's existing credit facilities. In addition, under the terms of the Company's 10 1/4% Senior Notes due 2004, the Company is limited in the amount of funds it may distribute as dividends or distributions to stockholders to an amount generally equal to: (a) the sum of
(i) its earnings subsequent to December 31, 1993, (ii) the net consideration received from certain stock issuances since March 1994, (iii) the value of certain investments in unrestricted subsidiaries redesignated as restricted subsidiaries and (iv) $5 million, less (b) the amount of dividends, distributions and other restricted payments made by the Company since March 1994. As of March 31, 1996, the Company was limited in the amount of dividends, distributions and other restricted payments that could be made by it to approximately $138 million.

     The Preferred Stock may be issued from time to time in one or more series, with each such series having such powers, preferences and rights and qualifications and limitations or restrictions as may be fixed by the Board of Directors pursuant to the resolution or resolutions providing for the issuance of such series.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the Company of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The Company has approved the acquisition by GulfMark International, Inc. ("Gulfmark") and Lehman Brothers Holdings Inc. ("Holdings") of the shares of Common Stock owned by them under Section 203 and GulfMark and Holdings are therefore not subject to the restrictions under Section 203.

     The Registrar and Transfer Agent for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              SELLING STOCKHOLDERS

     This Prospectus constitutes a part of the Registration Statement filed by the Company pursuant to registration rights granted to the Selling Stockholders in the Agreement and Plan of Merger dated as of May 3, 1996 (the "Agreement"), by and among ENERPRO International, Inc., a Delaware corporation ("ENERPRO"), the Company and EVI Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("EVI Acquisition"). The Agreement was entered in conjunction with the Company's acquisition of ENERPRO through a merger (the "Merger") of EVI Acquisition with and into ENERPRO. Pursuant to the terms of the Agreement, the Company will pay all expenses of registering the Shares under the Securities Act, including, without limitation, all registration and filing fees, printing expenses and the fees and disbursements of the counsel and accountants for the Company. The Agreement also provides that the Company will indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. The Selling Stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses, if any, applicable to the Shares sold by them.

     The following table sets forth certain information with respect to the shares of Common Stock beneficially owned by each Selling Stockholder as of May 8, 1996, all of which may be sold pursuant to this Prospectus:

                                                                     NUMBER OF    PERCENT OF
                                NAME OF                               SHARES      OUTSTANDING
                          SELLING STOCKHOLDER                        OWNED(1)       SHARES
    ---------------------------------------------------------------  ---------    -----------
    H.W. Allen Co..................................................    28,000          *
    Donna and Scott Anderson.......................................     1,050          *
    John Bourgeois.................................................     2,100          *
    Gary L. Bracken, as Trustee of the Gary L. Bracken Trust dated
      April 24, 1987, as amended or restated.......................     7,000          *
    L.J. Bump, as Trustee of the Larry J. Bump Trust dated April
      24, 1987, as amended or restated.............................    74,340          *
    David W. Douglas...............................................    17,034          *
    Henry S. Drastata..............................................     7,700          *
    Jeff A. Grobelny...............................................     5,600          *
    John Ivy.......................................................     6,300          *
    Michael J. Jellison............................................       700          *
    William M. Johnson.............................................     1,050          *
    ML Oklahoma Venture Partners, L.P..............................    24,500          *
    John T. McNabb, II.............................................     3,500          *
    M. Kieth Phillips, as Trustee of the Kieth Phillips Revocable
      Trust dated July 17, 1987, as amended or restated............     7,000          *
    George Ribble..................................................     5,600          *
    David W. Sargent...............................................       700          *
    Melvin F. Spreitzer, as Trustee of the Melvin F. Spreitzer
      Revocable Trust dated September 20, 1989, as amended or
      restated.....................................................    10,500          *
    C.C. Stephenson, Jr. ..........................................    35,000          *
    TFP, Ltd. .....................................................    74,340          *
    Gerald P. Werner...............................................       700          *

- ---------------

 *  Less than 1%

(1) Because the Selling Stockholders may offer all or a portion of the Shares pursuant to this Prospectus, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of any such sales.

     Prior to the Merger, (i) John Bourgeois, David W. Douglas, Henry S. Drastata, Jeff A. Grobelny, John Ivy and Michael J. Jellison were officers and stockholders of ENERPRO, (ii) Mr. Douglas, C.C. Stephenson, Jr., and John T. McNabb, II were directors and stockholders of ENERPRO, and (iii) Philip B. Allen, C. James Bode, Larry J. Bump, Melvin F. Spreitzer and Joseph N. Tate were directors of ENERPRO and were beneficial owners of stock of ENERPRO through their affiliation with certain entities that were stockholders of ENERPRO. Effective as of the Merger, all of such persons ceased to be officers and directors of ENERPRO. In addition, Messrs. Douglas and Ivy are no longer employees of ENERPRO and have received or will receive severance payments of approximately $300,000 and $85,000, respectively. Messrs. Bourgeois, Drastata, Grobelny and Jellison are continuing in their employment with the Company at annual base salaries of $60,000, $80,000, $75,000 and $66,000, respectively. The Company has been advised by John T. McNabb, II, a former director and stockholder of ENERPRO, that Growth Capital Partners, an entity with which Mr. McNabb is affiliated, provided financial advisory services to ENERPRO in connection with ENERPRO's acquisition of assets at the time of its inception and in connection with the issuance of preferred stock of ENERPRO, both of which occurred in August 1993. Growth Capital Partners received customary compensation for such transactions. None of the Selling Stockholders has, within the past three years, held any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted above.

                              PLAN OF DISTRIBUTION

     The Shares may be sold pursuant to the methods described below from time to time for a period of 120 days from the date hereof by or for the account of the Selling Stockholders on the NYSE or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. The Selling Stockholders may effect such transactions by selling Shares through broker-dealers, and such broker-dealers may receive compensation in the form of commissions from the Selling Stockholders (which commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of Shares by it and any fees and commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions.

     At the time a particular offering of Common Stock is made hereunder, to the extent required by law, a Prospectus Supplement will be distributed which will set forth the amount of Common Stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for Common Stock purchased from the Selling Stockholders and any items constituting compensation from the Selling Stockholders.

                                 LEGAL MATTERS

     In connection with the Common Stock offered hereby, the validity of the shares being offered will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Uriel E. Dutton, a director of the Company, is a partner of Fulbright & Jaworski L.L.P. Mr. Dutton currently holds options to purchase 30,000 shares of Common Stock, which options were granted to him pursuant to the Company's Non-Employee Director Stock Option Plan.

                                    EXPERTS

     The Company's consolidated financial statements and the Company's related consolidated financial statement schedules as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The balance sheets of Prideco, Inc., a wholly-owned subsidiary of the Company, as of June 30, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for the fiscal years ended June 30, 1995 and 1994, incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering, all of which are being paid by the Company, are:

    Securities and Exchange Commission Registration Fee........................  $ 3,182
    New York Stock Exchange Listing Fee........................................    1,500
    Legal Fees and Expenses....................................................    5,000
    Accounting Fees and Expenses...............................................    2,500
    Blue Sky Fees and Expenses (including legal fees)..........................    1,000
    Miscellaneous..............................................................    3,018
                                                                                 -------
              TOTAL............................................................  $16,200
                                                                                 =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

     Section 145 of the Delaware General Law grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Company provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law. Messrs. David J. Butters, Eliot M. Fried and Robert B. Millard, employees of Lehman Brothers Inc. ("Lehman"), constitute three of the eight members of the Board of Directors of the Company. Under the restated certificates of incorporation, as amended to date, of Lehman and its parent, Lehman Brothers Holdings Inc. ("Holdings"), both Delaware corporations, Messrs. Butters, Fried and Millard, in their capacity as directors of the Company, are to be indemnified by Lehman and Holdings to the fullest extent permitted by Delaware law. Messrs. Butters, Fried and Millard are serving as directors of the Company at the request of Lehman and Holdings.

     Section 145 of the Delaware General Corporation Law also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes. Messrs. Butters, Fried and Millard are insured against certain liabilities which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.

ITEM 16. EXHIBITS.

         *3.1        -- Restated Certificate of Incorporation of the Company.
          3.2        -- By-laws of the Company, as amended (incorporated by reference to
                        Exhibit No. 3.2 to Form 10-K, File 0-7265, filed March 1, 1994).
          4.1        -- See Exhibits numbered 3.1 and 3.2 for provisions of the Restated
                        Certificate of Incorporation and By-laws of the Company defining the rights of the holders of Common Stock.
          4.2        -- Indenture dated March 15, 1994, among Energy Ventures, Inc., as
                        Issuer, the Subsidiary Guarantors party thereto, as Guarantors, and
                        Chemical Bank, as Trustee (incorporated by reference to Form 8-K,
                        File 0-7265, filed April 5, 1994).
          4.3        -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures, Inc.
                        (incorporated by reference to Form 8-K, File 0-7265, filed April 5,
                        1994).
          4.4        -- First Supplemental Indenture by and among Energy Ventures, Inc.,
                        Prideco and Chemical Bank, as trustee, dated June 30, 1995
                        (incorporated by reference to Exhibit No. 4.4 to the Registration
                        Statement on Form S-3; Registration No. 33-61933).
         *5.1        -- Opinion of Fulbright & Jaworski L.L.P.
        *23.1        -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
        *23.2        -- Consent of Arthur Andersen LLP.
        *23.3        -- Consent of Arthur Andersen LLP, with respect to the financial statements of Prideco, Inc.
        *24.1        -- Powers of Attorney from certain members of the Board of Directors of the Company (contained on page II-4).

- ---------------

* Filed herewith.

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreement to the Commission upon request.

ITEM 17. UNDERTAKINGS.

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Securities Act or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 8, 1996.

                                            ENERGY VENTURES, INC.

                                            By: /s/  BERNARD J. DUROC-DANNER
                                                --------------------------------
                                                     Bernard J. Duroc-Danner
                                             President, Chief Executive Officer
                                                          and Director
                                                  (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bernard J. Duroc-Danner and James G. Kiley, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                     DATE
                  ---------                                -----                     ----
     /s/  BERNARD J. DUROC-DANNER              President, Chief Executive        May 8, 1996
- -------------------------------------            Officer and Director
          Bernard J. Duroc-Danner               (Principal Executive
                                                 Officer)

          /s/  JAMES G. KILEY                  Vice President, Finance and       May 8, 1996
 -------------------------------------           Treasurer (Principal
               James G. Kiley                    Financial Officer)

         /s/  FRANCES R.POWELL                 Vice President, Accounting and    May 8, 1996
 ------------------------------------            Controller (Principal-
             Frances R.Powell                    Accounting Officer)

        /s/  DAVID J. BUTTERS                  Director and Chairman of the      May 8, 1996
 -------------------------------------           Board
             David J. Butters

        /s/  URIEL E. DUTTON                   Director                          May 8, 1996
 -------------------------------------
             Uriel E. Dutton

        /s/  ELIOT M. FRIED                    Director                          May 8, 1996
 -------------------------------------
               Eliot M. Fried

        /s/  SHELDON S. GORDON                 Director                          May 8, 1996
 -------------------------------------
             Sheldon S. Gordon

        /s/  SHELDON B. LUBAR                  Director                          May 8, 1996
 -------------------------------------
             Sheldon B. Lubar

       /s/  ROBERT B. MILLARD                  Director                          May 8, 1996
 -------------------------------------
            Robert B. Millard

       /s/  ROBERT A. RAYNE                    Director                          May 1, 1996
 -------------------------------------
            Robert A. Rayne

                               INDEX TO EXHIBITS

       NUMBER                                        EXHIBIT
       ------                                        -------
         3.1         -- Restated Certificate of Incorporation of the Company.
         5.1         -- Opinion of Fulbright & Jaworski L.L.P.
        23.1         -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
        23.2         -- Consent of Arthur Andersen LLP.
        23.3         -- Consent of Arthur Andersen LLP, with respect to the financial statements of Prideco, Inc.
        24.1         -- Powers of Attorney from certain members of the Board of Directors of the Company (contained on page II-4).